Exhibit 3.1

KEMPHARM, INC.

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B-2 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151(g) OF THE

DELAWARE GENERAL CORPORATION LAW

KEMPHARM, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”), does hereby certify that:

FIRST: This Certificate of Amendment (i) amends certain provisions of the Corporation’s Certificate of Designation of Preferences, Rights and Limitations of Series B-2 Convertible Preferred Stock, as filed with the Secretary of State for the State of Delaware on September 3, 2019 (the “Certificate of Designation”), (ii) has been duly adopted by resolution of the Board of Directors of the Corporation acting in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, and (iii) shall become effective upon filing with the Secretary of State of the State of Delaware.

SECOND: The definition of “Conversion Price” under Section 1 (Definitions) of the Certificate of Designation is hereby amended in its entirety to read as follows:

““Conversion Price” means as of any Conversion Date or other date of determination, the greater of (A) the arithmetic average of the Volume Weighted Average Price of the Common Stock on each Trading Day during the Measurement Period; provided, that in the event that a Stock Event is consummated during the Measurement Period, the Volume Weighted Average Price for each Trading Day during the Measurement Period prior to the effectiveness of the Stock Event shall be appropriately adjusted to reflect such Stock Event or (B) $0.60 per share, subject to adjustment as provided herein.”

THIRD: The Certificate of Designation, as amended by the Certificate of Amendment, shall remain in full force and effect except as expressly amended hereby.”

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Designation as of December 17, 2019.

KEMPHARM, INC.

By:	/s/ R. LaDuane Clifton
Name: R. LaDuane Clifton Title: Chief Financial Officer